EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Valley Financial Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-126298 and 333-46488) on Form S-8 and in the registration statements (Nos. 333-156683 and 333-120311) on Form S-3 of Valley Financial Corporation and subsidiaries of our report dated March 18, 2014 with respect to the consolidated balance sheets of Valley Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended, which appear in this annual report on Form 10-K of Valley Financial Corporation and subsidiaries for the year ended December 31, 2013.

/s/ Elliott Davis, LLC

Richmond, Virginia
March 18, 2014